Exhibit 10.32

Amendment to Executive Employment Agreement with Amy Broidrick, dated January 13, 2023

January 13, 2023

Dear Ms. Broidrick:

As you know, on January 13, 2023, the board of directors of Qualigen Therapeutics, Inc. (the “Company”), as part of certain cost-cutting measures across the Company, approved a temporary 20% reduction to the base salaries of all executive officers of the Company.

To that end, effective as of January 16, 2023, your annual base salary will be reduced to $360,000.

We truly appreciate your loyalty, hard work and commitment to the Company. With your help and cooperation, I am confident that we will emerge stronger and hopeful the changes will allow us to effectively position the Company for future success.

Sincerely,

Michael Poirier

Chairman and CEO of Qualigen Therapeutics, Inc.